Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Senior Vice President		Senior Vice President
	Investor Relations		Corporate Communications &
	(914) 722-4704		Community Relations
(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CAREMARK REPORTS RECORD SECOND QUARTER REVENUES,

OPERATING PROFIT, AND EARNINGS

Second Quarter Year-Over-Year Highlights:

•	Adjusted EPS from continuing operations of $0.60, which excludes $97.8 million in amortization of intangible assets, up 17.1%

•	GAAP diluted EPS from continuing operations of $0.56, up 19.5%

•	Net revenues of $21.1 billion

WOONSOCKET, RHODE ISLAND, July 31, 2008 - CVS Caremark Corporation (NYSE: CVS), today announced record revenues, operating profit, and earnings for the second quarter ended June 28, 2008.

Revenues:

Net revenues for the second quarter ended June 28, 2008, increased $437.0 million to $21.1 billion, up from $20.7 billion during the second quarter ended June 30, 2007.

Revenues in the retail drugstore segment increased 4.6% to $11.8 billion in the second quarter, while same store sales (sales from stores open more than one year) in the Company’s CVS/pharmacy division for the second quarter rose 3.1% over the prior year period. Pharmacy same store sales rose 3.7% and were negatively impacted by approximately 280 basis points due to recent generic introductions, while front-end same store sales increased 1.8%. Same store sales for the second quarter were negatively impacted by an earlier Easter, which shifted more holiday sales into March. The Company estimates the Easter shift had a negative impact of approximately 110 basis points on front-end same store sales for the quarter ended June 28, 2008.

Revenues in the pharmacy services segment increased 1.0% to $10.7 billion in the second quarter ended June 28, 2008. Retail network claims processed during the second quarter ended June 28, 2008, increased 2.7% to 136.3 million compared to 132.7 million in the prior year period. The increase in retail network claims was driven primarily by increased enrollment in the Medicare Part D business. Mail service claims processed during the second quarter ended June 28, 2008 decreased 18.9% to 15.0 million compared to 18.5 million in the prior year period primarily due to the termination of the Federal Employees Health Benefit Plan mail contract effective December 31, 2007.

Earnings from continuing operations:

Earnings from continuing operations for the second quarter ended June 28, 2008, increased 13.8% to $823.5 million or $0.56 per diluted share on a GAAP basis, compared with earnings from continuing operations of $723.6 million or $0.47 per diluted share in the comparable 2007 period. Adjusted earnings per share from continuing operations, which excludes $97.8 million in amortization of intangible assets primarily related to acquisition activity, for the second quarter were $0.60, compared with $0.51 per share in the comparable 2007 period. Earnings from continuing operations for the six months ended June 28, 2008, increased 38.8% to $1,572.0 million or $1.07 per diluted share on a GAAP basis, compared with earnings from continuing operations of $1,132.5 million or $0.91 per diluted share in the comparable 2007 period. Adjusted earnings per share from continuing operations, which excludes $195.7 million in amortization of intangible assets primarily related to acquisition activity, for the six months were $1.15, compared with $0.99 per share in the comparable 2007 period.

Tom Ryan, Chairman, President and Chief Executive Officer of CVS Caremark said, “This was another quarter of strong financial performance across our businesses. We delivered solid improvement in sales and gross margins and continued to exercise disciplined expense control. That enabled us to hit a record operating profit margin this quarter. At the same time, we’ve further advanced our new PBM/retail model and our clients have expressed growing enthusiasm for our unique new product offerings.”

Loss from discontinued operations:

In connection with business dispositions completed between 1991 and 1997, the Company continues to guarantee store lease obligations for a number of former subsidiaries, including Linens ‘n Things (“Linens”). On May 2, 2008, Linens Holding Co., which operates Linens, filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. As a result, CVS Caremark reported a $48.7 million net loss, or $0.03 per diluted share, from discontinued operations for the thirteen and twenty-six weeks ended June 28, 2008. The net loss from discontinued operations consists of lease-related costs (net of income tax benefit), which the Company may be required to satisfy pursuant to the guarantee of certain Linens’ store lease obligations.

Real estate program

For the quarter, CVS Caremark opened 49 new retail pharmacy stores, closed 8 retail pharmacy stores, and relocated 39 others. As of June 28, 2008, the Company operated 6,308 retail pharmacy stores, 56 specialty pharmacy stores, 19 specialty mail order pharmacies and 7 mail order pharmacies in 44 states and the District of Columbia.

Teleconference and webcast

The Company will be holding a conference call today for the investment community at 8:30 am (EDT) to discuss its quarterly results. An audio webcast of the conference call will be broadcast simultaneously through the Investor Relations portion of the CVS website for all interested parties. To access the webcast, visit http://investor.CVS.com. This webcast will be archived and available on the web site for a one-month period following the conference call.

About the Company

CVS Caremark is the largest provider of prescriptions in the nation. The Company fills or manages more than 1 billion prescriptions annually. Through its unmatched breadth of service offerings, CVS Caremark is transforming the delivery of healthcare services in the U.S. The Company is uniquely positioned to effectively manage costs and improve healthcare outcomes through its more than 6,300 CVS/pharmacy stores; its pharmacy benefit management, mail order and specialty pharmacy division, Caremark Pharmacy Services; its retail-based health clinic subsidiary, MinuteClinic; and its online pharmacy, CVS.com. General information about CVS Caremark is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com, as well as through the press room portion of the Company’s website, at www.cvs.com/pressroom.

Forward-looking statement

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Cautionary Statement Concerning Forward-Looking Statements” in its Quarterly Report on Form 10-Q for the quarter ended March 29, 2008.

– Tables Follow –

CVS CAREMARK CORPORATION

Consolidated Statements of Operations

(Unaudited)

	13 Weeks Ended		26 Weeks Ended(1)
In millions, except per share amounts	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net revenues	$21,140.3	$20,703.3	$42,466.3	$33,891.9
Cost of revenues	16,767.1	16,544.8	33,800.1	26,430.2

Gross profit	4,373.2	4,158.5	8,666.2	7,461.7
Operating expenses	2,895.1	2,848.7	5,818.0	5,415.4

Operating profit	1,478.1	1,309.8	2,848.2	2,046.3
Interest expense, net	114.7	105.9	245.6	169.8

Earnings from continuing operations before income tax provision	1,363.4	1,203.9	2,602.6	1,876.5
Income tax provision	539.9	480.3	1,030.6	744.0

Earnings from continuing operations	823.5	723.6	1,572.0	1,132.5
Loss from discontinued operations, net of income tax benefit(2)	(48.7)	—	(48.7)	—

Net earnings	774.8	723.6	1,523.3	1,132.5
Preference dividends, net of income tax benefit	3.6	3.5	7.1	7.0

Net earnings available to common shareholders	$771.2	$720.1	$1,516.2	$1,125.5

Basic earnings per common share:
Earnings from continuing operations	$0.57	$0.48	$1.09	$0.94
Loss from discontinued operations	(0.03)	—	(0.03)	—

Net earnings	$0.54	$0.48	$1.06	$0.94

Weighted average basic common shares outstanding	1,431.8	1,492.4	1,430.8	1,199.2

Diluted earnings per common share: (3)
Earnings from continuing operations	$0.56	$0.47	$1.07	$0.91
Loss from discontinued operations	(0.03)	—	(0.03)	—

Net earnings	$0.53	$0.47	$1.04	$0.91

Weighted average diluted common shares outstanding	1,468.7	1,542.5	1,468.5	1,241.4

Dividends declared per common share	$0.06000	$0.06000	$0.12000	$0.10875

(1)	On March 22, 2007, pursuant to the Agreement and Plan of Merger dated as of November 1, 2006, as amended (the “Merger Agreement”), Caremark Rx, Inc. (“Caremark”) was merged with and into a newly formed subsidiary of CVS Corporation, with the CVS subsidiary continuing as the surviving entity. Under the terms of the Merger Agreement, Caremark shareholders received 1.67 shares of common stock, par value $0.01 per share of the Corporation for each share of common stock of Caremark, par value $0.001 per share, issued and outstanding immediately prior to the effective time of the merger. Further, the results of operations for the six months ended June 30, 2007 include 101 days of Caremark’s results of operations.
(2)	In connection with certain business dispositions completed between 1991 and 1997, the Company continues to guarantee approximately 220 store lease obligations for a number of former subsidiaries, including Linen ‘n Things. On May 2, 2008, Linens Holding Co., which operates Linens ‘n Things, filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The loss from discontinued operations includes $78.8 million of lease-related costs ($48.7 million net of a $30.1 million income tax benefit), which the Company believes it may be required to satisfy pursuant to the lease guarantees. These amounts, which will change as more information becomes available, were calculated in accordance with Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”
(3)	Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock awards are exercised and the ESOP preference stock is converted into common stock. The dilutive earnings adjustment was $1.0 million and $0.8 million for the thirteen-weeks ended June 28, 2008 and June 30, 2007, respectively. The dilutive earnings adjustment was $1.9 million and $1.9 million for the fiscal years ended June 28, 2008 and June 30, 2007, respectively.

CVS CAREMARK CORPORATION

Consolidated Balance Sheets

(Unaudited)

In millions, except share and per share amounts	June 28, 2008	December 29, 2007
Assets:
Cash and cash equivalents	$615.7	$1,056.6
Short-term investments	—	27.5
Accounts receivable, net	4,457.7	4,579.6
Inventories	8,001.4	8,008.2
Deferred income taxes	360.4	329.4
Other current assets	170.2	148.1

Total current assets	13,605.4	14,149.4

Property and equipment, net	6,305.1	5,852.8
Goodwill	23,926.0	23,922.3
Intangible assets, net	10,271.2	10,429.6
Other assets	359.3	367.8

Total assets	$54,467.0	$54,721.9

Liabilities:
Accounts payable	$3,287.0	$3,593.0
Claims and discounts payable	2,245.6	2,484.3
Accrued expenses	2,250.9	2,556.8
Short-term debt	980.0	2,085.0
Current portion of long-term debt	47.3	47.2

Total current liabilities	8,810.8	10,766.3

Long-term debt	8,348.3	8,349.7
Deferred income taxes	3,437.7	3,426.1
Other long-term liabilities	860.0	857.9

Shareholders’ equity:
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 3,702,000 shares at June 28, 2008 and 3,798,000 shares at December 29, 2007	197.9	203.0
Common stock, par value $0.01: authorized 3,200,000,000 shares; issued 1,601,670,000 shares at June 28, 2008 and 1,590,139,000 shares at December 29, 2007	16.0	15.9
Treasury stock, at cost: 166,130,000 shares at June 28, 2008 and 153,682,000 shares at December 29, 2007	(5,869.6)	(5,620.4)
Shares held in trust, 1,700,000 shares at June 28, 2008 and 9,224,000 at December 29, 2007	(55.5)	(301.3)
Guaranteed ESOP obligation	(44.5)	(44.5)
Capital surplus	27,205.6	26,831.9
Retained earnings	11,608.3	10,287.0
Accumulated other comprehensive loss	(48.0)	(49.7)

Total shareholders’ equity	33,010.2	31,321.9

Total liabilities and shareholders’ equity	$54,467.0	$54,721.9

CVS CAREMARK CORPORATION

Consolidated Statements of Cash Flows

(Unaudited)

	26 Weeks Ended
In millions	June 28, 2008	June 30, 2007
Cash flows from operating activities:
Cash receipts from revenues	$30,803.6	$28,614.2
Cash paid for inventory	(22,428.1)	(21,836.9)
Cash paid to other suppliers and employees	(5,938.5)	(4,447.7)
Interest received	10.1	15.6
Interest paid	(267.1)	(201.2)
Income taxes paid	(787.9)	(716.8)

Net cash provided by operating activities	1,392.1	1,427.2

Cash flows from investing activities:
Additions to property and equipment	(955.3)	(778.0)
Proceeds from sale-leaseback transactions	69.6	23.7
Acquisitions (net of cash acquired) and other investments	(14.0)	(1,941.3)
Sale/(purchase) of short-term investment	27.5	(96.0)
Proceeds from sale or disposal of assets	9.5	86.1

Net cash used in investing activities	(862.7)	(2,705.5)

Cash flows from financing activities:
Reductions in short-term debt	(1,105.0)	(1,182.3)
Additions to long-term debt	—	6,000.0
Reductions in long-term debt	(1.3)	(520.6)
Dividends paid	(172.1)	(132.4)
Proceeds from exercise of stock options	278.9	231.3
Excess tax benefits from stock based compensation	52.2	30.1
Repurchase of common stock	(23.0)	(2,866.2)

Net cash (used in)/provided by financing activities	(970.3)	1,559.9

Net (decrease)/increase in cash and cash equivalents	(440.9)	281.6
Cash and cash equivalents at beginning of period	1,056.6	530.7

Cash and cash equivalents at end of period	$615.7	$812.3

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$1,523.3	$1,132.5
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	609.3	516.8
Stock based compensation	35.4	47.0
Deferred income taxes and other non-cash items	(8.1)	(5.3)
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	121.9	566.5
Inventories	6.9	(190.9)
Other current assets	(30.3)	(19.9)
Other assets	10.3	(13.1)
Accounts payable and Claims and discounts payable	(544.6)	(291.0)
Accrued expenses	(334.6)	(335.1)
Other long-term liabilities	2.6	19.7

Net cash provided by operating activities	$1,392.1	$1,427.2

Adjusted Earnings Per Share

For internal comparisons, management finds it useful to assess year-to-year performance adjusting diluted earnings per share for amortization, which primarily relates to acquisition activities.

The Company defines adjusted earnings per share as earnings from continuing operations before income taxes plus amortization, less income tax provision and dilutive earnings adjustment, divided by the weighted average diluted common shares outstanding.

Following is a reconciliation of earnings from continuing operations before income tax provision to adjusted earnings per share:

	(Unaudited)		(Unaudited)
	13 Weeks Ended		26 Weeks Ended
In millions, except per share amounts	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Earnings from continuing operations before income tax provision	$1,363.4	$1,203.9	$2,602.6	$1,876.5
Amortization	97.8	112.7	195.7	160.1

Adjusted earnings from continuing operations before income tax provision	1,461.2	1,316.6	2,798.3	2,036.6
Income tax provision	578.6	525.3	1,108.1	807.5

Adjusted net earnings from continuing operations	882.6	791.3	1,690.2	1,229.3
Dilutive earnings adjustment	(1.0)	(0.8)	(1.9)	(1.9)

Adjusted net earnings from continuing operations available to common shareholders	881.6	790.5	1,688.3	1,227.4

Weighted average diluted common shares outstanding	1,468.7	1,542.5	1,468.5	1,241.4
Adjusted earnings per share from continuing operations	$0.60	$0.51	$1.15	$0.99

Free Cash Flow

The Company defines free cash flow as net cash provided by operating activities less net additions to properties and equipment (additions to property and equipment plus proceeds from sale-leaseback transactions).

Following is a reconciliation of net cash provided by operating activities to free cash flow:

	(Unaudited)
	26 Weeks Ended
In millions	June 28, 2008	June 30, 2007
Net earnings	$1,523.3	$1,132.5
Non-cash charges (including depreciation and amortization)	636.6	558.5
Working capital change	(767.8)	(263.8)

Net cash provided by operating activities	$1,392.1	$1,427.2
Subtract: Additions to property and equipment	(955.3)	(778.0)
Add: Proceeds from sale-leaseback transactions	69.6	23.7

Free cash flow	$506.4	$672.9

Supplemental Unaudited Information

The Company evaluates segment performance based on net revenue, gross profit and operating profit before the effect of discontinued operations and certain intersegment activities and charges. Following is a reconciliation of the Company’s business segments to the accompanying consolidated financial statements:

In millions	Retail Pharmacy Segment	Pharmacy Services Segment(1)	Intersegment Eliminations (2)	Consolidated Totals
13 Weeks Ended:
June 28, 2008:
Net revenues	$11,770.8	$10,656.8	$(1,287.3)	$21,140.3
Gross profit	3,523.3	849.9	—	4,373.2
Operating profit	864.0	614.1	—	1,478.1

June 30, 2007:
Net revenues	$11,249.7	$10,554.1	$(1,100.5)	$20,703.3
Gross profit	3,295.7	862.8	—	4,158.5
Operating profit	727.8	582.0	—	1,309.8
26 Weeks Ended:
June 28, 2008:
Net revenues	$23,616.4	$21,421.5	$(2,571.6)	$42,466.3
Gross profit	7,028.3	1,637.9	—	8,666.2
Operating profit	1,704.1	1,144.1	—	2,848.2

June 30, 2007:
Net revenues	$22,488.9	$12,664.4	$(1,261.4)	$33,891.9
Gross profit	6,401.4	1,060.3	—	7,461.7
Operating profit	1,353.7	692.6	—	2,046.3

(1)	Net revenues of the Pharmacy Services Segment include approximately $1,540.2 million and $1,412.1 million of Retail Co-payments for the thirteen weeks ended June 28, 2008 and June 30, 2007, respectively. Net revenues of the Pharmacy Services Segment include approximately $3,205.1 million and $1,568.1 million of Retail Co-payments for the twenty- six weeks ended June 28, 2008 and June 30, 2007, respectively.
(2)	Intersegment eliminations relate to intersegment revenues that occur when a Pharmacy Services Segment customer uses a Retail Pharmacy Segment store to purchase covered products. When this occurs, both segments record the revenue on a standalone basis.

Supplemental Information

Preliminary and Unaudited

Retail Pharmacy Segment

The following table summarizes the Retail Pharmacy Segment’s performance for the respective periods:

	13 weeks ended		26 weeks ended
In millions	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Net revenues	$11,770.8	$11,249.7	$23,616.4	$22,488.9
Gross profit	3,523.3	3,295.7	7,028.3	6,401.4
Gross profit % of net revenues	29.9%	29.3%	29.8%	28.5%
Operating expenses(1)	2,659.3	2,567.9	5,324.2	5,047.7
Operating expense % of net revenues	22.6%	22.8%	22.5%	22.5%
Operating profit	864.0	727.8	1,704.1	1,353.7
Operating profit % of net revenues	7.3%	6.5%	7.2%	6.0%
Net revenue increase:
Total	4.6%	15.5%	5.0%	19.2%
Pharmacy	4.9%	14.1%	4.9%	17.6%
Front Store	4.1%	18.6%	5.3%	22.6%
Same store sales increase:(2)
Total	3.1%	5.7%	3.5%	6.5%
Pharmacy	3.7%	5.7%	3.7%	6.7%
Front Store	1.8%	5.9%	3.1%	6.2%
Generic dispensing rates	67.0%	62.4%	66.8%	62.1%
Pharmacy % of total revenues	67.8%	67.6%	68.0%	68.1%
Third party % of pharmacy revenue	95.8%	95.0%	95.8%	95.1%
Retail prescriptions filled	134.6	130.7	274.1	264.7

(1)	Operating expenses include merger and integration costs associated with the Caremark Merger of $0.6 million and $6.2 million for the thirteen weeks ended June 28, 2008 and June 30, 2007, respectively. Operating expenses include merger and integration costs associated with the Caremark Merger of $1.0 million and $10.7 million for the twenty-six weeks ended June 28, 2008 and June 30, 2007, respectively.
(2)	On June 2, 2006, we acquired certain assets and assumed certain liabilities from Albertson’s, Inc. for $4.0 billion. The assets acquired and the liabilities assumed included approximately 700 standalone drugstores and a distribution center located in La Habra, California (collectively, the “Standalone Drug Business”). During the thirteen and twenty-six weeks ended June 30, 2007, total net revenues were significantly affected by the acquisition of the Standalone Drug Business, which increased total net revenues by approximately 8.1% and 11.0% respectively. The sales results of the Standalone Drug Business were not included in same store sales revenue until July 1, 2007.

Supplemental Information

Preliminary and Unaudited

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	13 Weeks Ended		26 Weeks Ended
In millions	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
As reported:
Net revenues (1)	$10,656.8	$10,554.1	$21,421.5	$12,664.4
Gross profit	849.9	862.8	1,637.9	1,060.3
Gross profit % of net revenues	8.0%	8.2%	7.6%	8.4%
Operating expenses	235.8	280.8	493.8	367.7
Operating expense % of net revenues	2.2%	2.7%	2.3%	2.9%
Operating profit	614.1	582.0	1,144.1	692.6
Operating profit % of net revenues	5.8%	5.5%	5.3%	5.5%
Net revenues:
Mail service	$3,620.8	$4,171.7	$7,267.9	$5,381.4
Retail network	6,942.9	6,296.5	13,966.7	7,182.4
Other	93.1	85.9	186.9	100.6
Comparable Financial Information: (2)
Net revenues	$10,656.8	$10,554.1	$21,421.5	$21,075.0
Gross profit	849.9	862.8	1,637.9	1,620.8
Gross profit % of net revenues	8.0%	8.2%	7.6%	7.7%
Operating expenses	235.8	265.2	493.8	732.3
Merger and integration costs(3)	(5.0)	(18.8)	(15.4)	(234.0)
Total operating expenses	230.8	246.4	478.4	498.3
Operating expense % of net revenues	2.2%	2.3%	2.2%	2.4%
Operating profit	619.1	616.4	1,159.5	1,122.5
Operating profit % of net revenues	5.8%	5.8%	5.4%	5.3%
Net revenues:
Mail service	$3,620.8	$4,171.7	$7,267.9	$8,336.6
Retail network	6,942.9	6,296.5	13,966.7	12,570.0
Other	93.1	85.9	186.9	168.4
Pharmacy claims processed:
Total	151.3	151.2	308.1	303.6
Mail service	15.0	18.5	30.3	37.0
Retail network	136.3	132.7	277.8	266.6
Generic dispensing rate:
Total	64.5%	59.6%	64.3%	59.2%
Mail service	54.5%	47.6%	53.6%	46.7%
Retail network	65.5%	61.2%	65.3%	60.7%
Mail order penetration rate	23.5%	28.2%	23.3%	28.2%

(1)	Effective September 1, 2007, we converted a number of the PharmaCare retail pharmacy network contracts to the Caremark contract structure, which resulted in those contracts being accounted for using the gross method. This change caused total net revenues to increase by approximately $667.6 million and $1.4 billion during the thirteen and twenty-six weeks ended June 28, 2008, respectively.
(2)	The Comparable Financial Information combines the historical Pharmacy Services Segment results of CVS and Caremark assuming the Caremark Merger and any adjustments to the estimated assets acquired and liabilities assumed as of March 22, 2007 occurred at the beginning the twenty-six week period ended June 30, 2007. Accordingly, the comparable results include incremental depreciation and amortization resulting from the fixed and intangible assets recorded in connection with the Caremark Merger and exclude merger-related expenses and integration costs. The comparable financial information has been provided for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by the combined business segment for the periods presented or that will be achieved by the combined business segment in the future.

(3)	Merger and integration costs for the thirteen weeks ended June 28, 2008 primarily consist of system integration and facility consolidation costs. Merger and integration costs for the thirteen weeks ended June 30, 2007 include $10.6 million of severance and retention costs and $8.2 million of other merger-related costs. Merger and integration costs for the twenty-six weeks ended June 28, 2008 primarily consist of severance and retention, system integration and facility consolidation costs. Merger and integration costs for the twenty-six weeks ended June 30, 2007, include $80.3 million of stock option expense associated with the accelerated vesting of certain Caremark stock options, which vested upon consummation of the merger due to change in control provisions of the underlying Caremark stock option plans, $42.9 million of change-in-control payments due upon the consummation of the merger due to change-in-control provisions in certain Caremark employment agreements and merger-related costs of $110.9 million. Merger-related costs include $43.8 million of investment banker fees, $32.8 million of legal and accounting fees and $34.3 million of other merger-related costs.

EBITDA and EBITDA per Adjusted Claim

The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization (and excluding merger and integration related costs). We define EBITDA per adjusted claim as EBITDA divided by adjusted pharmacy claims. Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims. EBITDA can be reconciled to operating profit, which we believe to be the most directly comparable GAAP financial measure.

Following is a reconciliation of operating profit to EBITDA:

Pharmacy Services Segment – Comparable Financial Information (1)

	(Unaudited) 13 Weeks Ended
In millions, except per adjusted claim amounts	June 28, 2008	June 30, 2007
Operating profit	$614.1	$597.6
Merger and integration costs(2)	5.0	18.8

Comparable operating profit	$619.1	$616.4
Depreciation and amortization	87.6	92.0

EBITDA	$706.7	$708.4
Adjusted claims	178.1	184.9

EBITDA per adjusted claim	$3.97	$3.83

(1)	The Comparable Financial Information combines the historical Pharmacy Services Segment results of CVS and Caremark assuming the Caremark Merger and any adjustments to the estimated assets acquired and liabilities assumed as of March 22, 2007 occurred at the beginning of the twenty-six week period ended June 30, 2007. The comparable results include incremental depreciation and amortization resulting from the fixed and intangible assets recorded in connection with the Caremark Merger and exclude merger-related expenses and integration costs. The comparable financial information, which is used by management to assess year-to-year performance, has been provided for illustrative purposes only and does not purport to be indicative of the actual results that would have been achieved by the combined business segment for the periods presented or that will be achieved by the combined business segment in the future.
(2)	Merger and integration costs for the thirteen weeks ended June 28, 2008 primarily consist of system integration and facility consolidation costs. Merger and integration costs for the thirteen weeks ended June 30, 2007 include $10.6 million of severance and retention costs and $8.2 million of other merger-related costs.